EXHIBIT 99.1

New York | Andrew Gully / Lauren Gioia | Andrew.Gully@Sothebys.com | Lauren.Gioia@sothebys.com | +1 212 606 7176

SOTHEBY’S ANNOUNCES NEW CHIEF FINANCIAL OFFICER

September 23, 2013, NEW YORK - Sotheby's today announced that William S. Sheridan, Executive Vice President and Chief Financial Officer, is leaving the Company after 17 years of service. Patrick S. McClymont, a partner and managing director at Goldman, Sachs & Co., was named to succeed Mr. Sheridan, effective Oct 7.
“I want to thank Bill for his many years of stewardship and service,” said Bill Ruprecht, Chairman and Chief Executive Officer. “He contributed a great deal to Sotheby's during his 17 year tenure, especially through the Company's anti-trust matter. I will always be grateful for the guidance Bill provided as the Company navigated through highly complex finance and regulatory environments.”
Mr. Sheridan was a long-time partner at the accounting and consulting firm Deloitte & Touche LLP prior to coming to Sotheby's in 1996 as CFO. He remarked, “I have had the privilege of working with a highly skilled, highly professional finance, investor relations and information technology team at Sotheby's that I invested in and helped build, and they deserve an enormous amount of credit for all that we accomplished. It has been a true pleasure to be part of Sotheby's and now I look forward to spending more time with my family and focusing on charitable work,” he said.
Mr. Sheridan will remain with Sotheby's through the end of 2013 to support the CFO transition.
Mr. McClymont joins Sotheby's from Goldman, Sachs & Co., where he has been a partner and managing director in the Investment Banking Division. In that position, he led client relationships and provided strategic and corporate finance advice to companies across multiple industry sectors, including Sotheby's, which he advised on strategic and financial matters for a number of years. A 1991 graduate of Cornell University, he joined Goldman, Sachs in 1998.
 “We are very fortunate that in Patrick we have someone with sterling credentials, extensive financial expertise, and a deep knowledge of our business. We welcome him to Sotheby's,” said Mr. Ruprecht.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BIDnow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Contemporary Art department, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

1